Exhibit 99.2

FISCAL 2021 FOURTH QUARTER CONFERENCE CALL TRANSCRIPT

August 17, 2021 / 08:00 AM EDT

On August 17, 2021, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2021 fourth quarter, ended June 30, 2021. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Angeline C. McCabe Premier, Inc. – VP of IR

Michael J. Alkire Premier, Inc. – President and CEO

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Eric R. Percher Nephron Research LLC – Research Analyst

Eric White Coldwell Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

Jack Garner Sleven Jefferies LLC, Research Division – Equity Associate

Jailendra P. Singh Crédit Suisse AG, Research Division – Research Analyst

Jessica Elizabeth Tassan Piper Sandler & Co., Research Division – Research Analyst

Richard Collamer Close Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Stephanie July Davis SVB Leerink LLC, Research Division – MD of Healthcare Technology and Distribution

Zhilin Long Joh. Berenberg, Gossler & Co. KG, Research Division – Analyst

Kyle Poling Raymond James & Associates, Inc. – Equity Research Associate

P R E S E N T A T I O N

Angeline C. McCabe—Premier, Inc.—VP of IR

Welcome to Premier’s Fiscal 2021 Fourth Quarter and Full Year Conference Call. Our speakers this morning are Mike Alkire, our President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer. Before we begin, I want to remind everyone that our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website, investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our Form 10-K for the fiscal year, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

PREMIER, INC.

Fiscal 2021 Fourth Quarter Conference Call Transcript

Also, where appropriate, we will refer to adjusted or other non-GAAP financial measures such as free cash flow to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I would now like to turn the call over to Mike Alkire.

Michael J. Alkire—Premier, Inc.—President, CEO & Director

Thanks, Angie. Good morning, everyone, and thank you for joining us today. This morning, we will provide an update on the progress we are making to advance our strategies to achieve our longer-term goals and deliver value to our stockholders. We will also discuss our fiscal 2021 fourth quarter and full year results and our outlook and guidance for fiscal 2022.

We are pleased with our fourth quarter results, which reflect another quarter of solid execution. Compared with the fourth quarter of fiscal 2020, our total net revenue grew 40%, Supply Chain Services segment net revenue increased 51%, Performance Services segment net revenue grew 9% and profitability was in line with our expectations.

Craig will discuss our operational and financial results in more detail and walk you through our fiscal 2022 financial guidance in his remarks.

We continue to operate in a very dynamic environment brought on by the COVID-19 pandemic. Our employees have really stepped up during this time, and we are playing an integral role in supporting our members as they focus on the safety and protection of their staff while delivering high-quality, cost-effective health care to their patients. Our members are informed by insights gleaned from our member network, reflecting the power of our alliance, as well as our predictive data to effectively manage significant increases in patient utilization, including hospitalizations, particularly in Southern states that have resulted from the rapid spread of the Delta variant.

The pandemic highlighted weaknesses in the health care supply chain. The continued evolution of our supply chain, direct sourcing and analytics capabilities have enabled us to advance our strategy to build a more resilient health care supply chain in the United States. In addition to co-investing with our members to support the domestic manufacturing of critically needed face masks and gowns, we recently announced our collaboration with Honeywell to expand the U.S. production of nitrile exam gloves, a critical category for care delivery. These unique initiatives will help to protect our health care providers from shortages, drive supply chain innovation and increase both domestic and near-shore manufacturing of critical products.

Our Supply Chain Services strategy is focused on building a technology-enabled, end-to-end supply chain, with a set of unique capabilities that span from front-end e-commerce, consumer-like web-based catalog ordering to back-end e-invoicing and e-payables solutions. In March, we achieved a critical step in advancing the strategy through our acquisition of the assets of Invoice Delivery Services. With the addition of IDS, an element of our e-invoicing and e-payables strategy, we have branded these capabilities Remitra. While Remitra is a key component of our overall supply chain strategy, it is managed within our Performance Services segment to enhance connectivity with our broader suite of AI-enabled technology and consulting capabilities. We are looking forward to the value we believe Remitra will deliver in the upcoming years, including diversifying our revenue, profitable growth, increasing visibility into total member spend and increased member retention and recruitment.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

Turning to our Performance Services business, we launched a new brand for our comprehensive technology and consulting services platform last week, called PINC AI. Our Performance Services segment now consists of 3 sub-brands: PINC AI, Remitra and Contigo Health. This realignment better reflects our current product offerings and strategy to expand and incorporate artificial intelligence, including machine learning and natural language processing, throughout our portfolio. Today, PINC AI enables more than 300,000 physicians to deliver high-quality care while safely reducing waste and other inefficiencies through its robust data set, which includes visibility to more than 45% of U.S. hospital discharges; a technology and services platform; and a large network of providers. We believe PINC AI can scale to advance collaborative, patient-centric innovation and help drive our growth in adjacent markets in the coming years.

We also continue to make progress in advancing our strategy to drive growth and diversify our revenue streams through deeper penetration of the provider market through our consulting and technology businesses and further expansion into adjacent markets, including the payer, life sciences and employer markets. For example, in our life sciences business, we are focused on better connecting providers and life sciences companies with data-driven research leading to real-world evidence and advancements in patient identification for clinical trials.

In fiscal 2021, we expanded our capabilities to include new data sources, natural language processing, solutions for improved clinical trial recruitment and expanded member partnerships. In our Contigo Health business, which focuses on direct provider-to-employer solutions, we continued to make progress in fiscal 2021. We completed the integration of Health Design Plus, grew managed lives by more than 20% and achieved 100% customer retention.

We have several key initiatives underway for Contigo Health in fiscal 2022. For example, we continue to expand our centers of excellence network and other networks to meet the needs of our employer customers with technology enablement to improve health outcomes, provider connectivity and access to care. We also expect to enhance our health plan administration capabilities with several key platform improvements. This includes advanced analytics that combine claims with clinical data to drive deeper insights and actions and drive continuous clinical quality improvement.

We also continue to advance our environmental, social and governance efforts. Last week, Conductiv, our business that helps our members optimize purchase services, launched Lumen, a diversity, equity and inclusion initiative. Using AI-powered analytics technology, Lumen helps our customers identify and implement inclusive supplier sourcing strategies; efficiently increases spend with diverse suppliers; meet their broader diversity, equity and inclusion goals; and importantly, support local economies by choosing local, qualified and diverse suppliers for their third-party service needs.

Premier was also recently honored to be named a recipient of the Achievers Annual “50 Most Engaged Workplaces” international award for our commitment to creating an engaged workforce through our many employee-centered programs. Also, reinforcing our focus on building an engaged workplace through an environment of diversity, equity, inclusion and belonging, earlier this month, we received two 2021 Diversity Impact Awards from the Global ERG Network. In addition, we plan to publish our inaugural sustainability report this fall.

I’d like to take this opportunity to recognize our members and frontline workers for their tireless commitment and dedication to addressing the pandemic and continuing to provide care in their communities. I’d also like to thank Premier employees for their continued commitment in supporting each other, our members and other customers during these unprecedented times. The support our members have received during this critical time was reflected in our fiscal 2021 annual CEO member survey, in which we received a 98% overall satisfaction rate ,and more than 90% of our members see Premier as a strategic partner.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

In summary, we are excited about the strategic path we are on as we continue to transform health care from the inside. Our evolution to a full-service performance improvement company will be powered by our engaged member network, our broad data assets and the continued advancement and innovation of our AI-based technology to provide deeper and more actionable insights for our stakeholders. We remain focused on executing our strategies and creating value for all our stakeholders.

I will now turn the call over to Craig McKasson for a discussion of our operational, financial performance and fiscal ‘22 financial guidance.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Thanks, Mike. This morning, we reported fiscal fourth quarter and full year 2021 results that reflect a year of solid execution — even in the face of challenges brought on by the COVID-19 pandemic. Today, I will walk through our fiscal 2021 fourth quarter results, highlight our capital allocation priorities and then discuss our fiscal 2022 financial outlook, including initial guidance and key assumptions, in more detail.

For the fourth quarter of 2021 and as compared with the prior year period, total net revenue was $481.5 million, an increase of 40%. Supply Chain Services segment revenue was $389.7 million, an increase of 51%. And Performance Services segment revenue was $91.8 million, an increase of 9%. In our Supply Chain Services segment, net administrative fees revenue declined slightly compared with the prior year quarter and was mainly affected by three factors. First, as we expected, our amended and extended GPO agreements with most of our members, which were effective July 1, 2020, reduced net administrative fees revenue by approximately $33 million in the fourth quarter compared with the prior year quarter. The $115 million impact of the amended agreements in fiscal 2021 was $5 million higher than our original top end estimate communicated last August due to changes in the actual level and mix of member purchasing throughout the year.

Second, this decrease was partially offset by a less significant impact from the pandemic compared to last year. And third, growth in net administrative fees revenue due to the ramp-up from the addition of new GPO members during fiscal 2021, including Virginia Mason, Health Resource Services and Community Health System, and further penetration of existing member spend. The increased penetration of existing member spend was driven in part by growth in our highly committed purchasing programs, for which the combined purchasing spend represented by the participating members, grew from $27 billion to more than $30 billion in fiscal 2021.

We also continued to broaden the GPO contract portfolio with the addition of new contract categories and suppliers across both our acute and alternate site businesses as we leverage our technology enablement to identify potential contract opportunities.

Products revenue increased 127% from the prior year quarter, mainly due to $168 million in incremental revenue related to growth in ongoing demand for commodity products as a result of the nature and duration of the pandemic. Our fourth quarter revenue was higher than we expected a quarter ago, primarily due to higher demand for certain items than we initially expected and a lower-than-anticipated impact from certain port and logistic challenges prevailing in the market over the past six months. Looking ahead, we continue to expect our products revenue will gradually normalize to pre-pandemic levels in fiscal 2022 as excessive demand subsides from the broader market dynamics and the fact that our members have largely established their necessary inventory stockpiles at this point in time.

PREMIER, INC.

Fiscal 2021 Fourth Quarter Conference Call Transcript

In our Performance Services segment, revenue growth in the fourth quarter was primarily driven by Contigo Health and incremental revenue from Health Design Plus, acquired in May 2020, and growth in our consulting business. In fiscal 2021, Performance Services grew 9% compared with fiscal 2020. We are pleased with the performance of our adjacent markets businesses, which consists of our Applied Sciences, Contigo Health, Remitra and clinical decision support businesses, and which contributed more than $64 million in revenue for the full year. With respect to profitability, GAAP net income was $50.7 million for the quarter. As we expected, adjusted EBITDA of $116.5 million in the fourth quarter decreased 3% from the prior year quarter as a result of the following: Supply Chain Services adjusted EBITDA of $128.3 million increased quarter-over-quarter, primarily as a result of increased profitability associated with the direct sourcing and supply chain co-management businesses, which was partially offset by the anticipated lower net administrative fees; and Performance Services segment adjusted EBITDA of $22.6 million decreased from the prior year quarter due to timing and recognition of revenue throughout the fiscal year as well as an increase in selling, general and administrative expense, primarily related to investment in additional headcount to support growth in Contigo Health and our technology business as well as incremental expense related to Remitra. Adjusted net income of $74 million increased 4% from a year ago, and adjusted earnings per share increased 3% to $0.60.

From a liquidity and balance sheet perspective, cash flow from operations for the year ended June 30, 2021 was $407.4 million compared with $339.9 million for the prior year. The increase was primarily due to the year-over-year impact of the prior year payment of the Acurity prepaid contract administrative fee share in connection with that prior year acquisition, primarily reduced by changes in net working capital of purchases of PPE related to the pandemic as well as lower net administrative fees revenue in the current year.

Free cash flow for the year ended June 30, 2021 was $240.3 million compared with $266.5 million for the same period a year ago. The decrease was primarily due to payments made to former limited partners of Premier LP in connection with the early termination of the Tax Receivable Agreement, which were partially offset by the elimination of tax distributions, both of which occurred as part of the company’s restructure in August

2020.

Free cash flow for fiscal 2021 represented 51% of adjusted EBITDA, which was higher than we originally expected due to the timing of capital outlays and cash collections related to our efforts to secure PPE and other critical items for our members during the pandemic. In fiscal 2022, we expect that free cash flow will continue to normalize, if and when the pandemic abates, to a range of 35% to 50% of adjusted EBITDA for the year.

Cash and cash equivalents totaled $129.1 million at June 30, 2021, compared with $99.3 million at June 30, 2020. Our five-year $1 billion revolving credit facility had an outstanding balance of $75 million as of June 30, which was repaid in full subsequent to quarter end, and there is currently no amount outstanding on the credit facility.

With respect to capital deployment, we expect to continue to take a balanced approach with our priorities being first, to invest in the future growth of our businesses. This could include a combination of organic reinvestment in the business to drive growth as well as acquisitions and other investments to strengthen our existing capabilities and differentiate our offerings in the marketplace. And second, returning capital to stockholders.

On August 5, 2021, Premier’s Board of Directors approved a new $250 million share repurchase program for fiscal 2022 and a 5.3% increase to our quarterly cash dividend, with the declaration of a dividend of $0.20 per share payable on September 15, 2021 to stockholders of record as of September 1.

Now let’s turn to our financial guidance. In follow-up to our early view into fiscal 2022 provided on our third quarter earnings call, we are now introducing our fiscal 2022 full year guidance based on our historical performance and current expectations for this year. This guidance incorporates certain key assumptions related to the market and our business. And consistent with prior years, it does not incorporate the impact of any future significant acquisitions that we may undertake. In developing our guidance, we factored in the expected realization of approximately $1.23 billion in estimated revenue that is available under contract for fiscal 2022.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

This represents approximately 86% to 93% of our total net revenue guidance range, consistent with prior years, and assumes the continuation of historical GPO retention and SaaS institutional renewal rates.

With these key assumptions in mind, our specific fiscal 2022 full year guidance ranges are as follows: Supply Chain Services segment net revenue of $925 million to $1.01 billion, primarily comprised of GPO net administrative fees revenue of $570 million to $590 million and direct sourcing products revenue of $350 million to $390 million; Performance Services segment net revenue of $395 million to $420 million. Together, these produce total net revenue of $1.32 billion to $1.43 billion. We expect adjusted EBITDA to be in the range of $483 million to $500 million and adjusted earnings per share, excluding the impact of any share repurchase under our $250 million authorization, to be in the range of $2.50 to $2.60.

Our guidance is also based on the following assumptions and expectations. In our GPO business, we expect to continue experiencing some impact from the pandemic, including the impact of the current surge in cases due to the Delta variant. In addition, as we previously communicated, we expect an impact to net administrative fees revenue in fiscal 2022 as a result of the small number of members that did not agree to amended and extended GPO agreements at the time of our restructure in August 2020.

With respect to net administrative fees revenue growth this year, we expect to continue to drive further contract penetration of existing member spend as well as to add and ramp up new members, including the recent additions of UnityPoint Health and ChristianaCare. We are also currently assuming that patient utilization remains near pre-pandemic levels and that the impact of the Delta variant on health care utilization and elective procedures is short-lived. To the extent that utilization is higher or lower than those levels, it could represent a potential headwind or tailwind to our expectations.

In our direct sourcing products business, we expect that the elevated prices and levels of purchasing in fiscal 2021 associated with higher use and establishment of stockpiles as a result of the pandemic will continue to gradually return down to more normalized levels throughout this fiscal year. We believe our members have generally established necessary inventory stockpiles and currently have sufficient levels of PPE on hand. Given this, we expect a sequential step-down of $120 million to $140 million in the first quarter.

In our Performance Services business, we expect our health care provider technology and consulting businesses to grow in the low to mid-single-digit range. With respect to our adjacent markets business, we anticipate that our continued investments and expansion in adjacent markets will produce approximately 25% revenue growth over fiscal 2021.

In addition, and as we have communicated previously, due to the timing and magnitude of enterprise analytics license agreements and certain consulting arrangements, there may be periodic variability in the recognition of the revenue and profitability associated with these engagements between quarters during any given fiscal year. With this in mind, we currently expect year-over-year growth in the first quarter to be in the low single-digit range with a higher growth rate for the remaining 9 months of fiscal 2022.

From an income tax perspective, we currently anticipate a fiscal 2022 effective tax rate of 23% as a result of tax planning strategies being implemented in follow-up to the August 2020 restructuring, which enabled a 22% effective tax rate for fiscal 2021. Beyond fiscal 2022, we would expect our effective tax rate to return to a more normalized 27% level.

Finally, we expect capital expenditures to be in the range of $100 million to $110 million for the fiscal year. Our investment in capital expenditures is primarily focused on further AI-enabling our technology capabilities for our growth initiatives, including clinical decision support, Contigo Health and Remitra.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

As we look forward to fiscal 2022 and beyond, we are excited about the path we are on, and we remain vigilantly focused on executing our strategy to further strengthen, grow and position Premier for sustainable long-term success; and adjusted for the impact of the COVID-19 pandemic, to achieve our targeted multiyear compound annual growth rates of mid- to high single digits for total net revenue, adjusted EBITDA and adjusted earnings per share.

Thank you for your time today. Operator, we’ll now open the call up for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from Iris Long with Berenberg.

Zhilin Long—Joh. Berenberg, Gossler & Co. KG, Research Division—Analyst

So I guess, my first question is on PINC AI. I’m wondering if you can talk a little bit more about the rationale of the branding of this Performance Services product into PINC AI. And maybe if you can talk about what are some of the goals that you want to achieve here. And then along the same line, as you think about your go-to-market strategy, are you making any changes to that?

Michael J. Alkire—Premier, Inc.—President, CEO & Director

Yes. Thank you, Iris. This is Mike. First of all, let me just step back and say that the whole focus of PINC AI was really to realign our Performance Services technology and consulting offerings. And so the focus was really to create a single identity with a single message to the market that makes our value proposition very clear for both our members as well as our stakeholders. We believe that the PINC AI model supports a consolidated commercial model for Performance Services business, which enables us to more efficiently be perceived as a one-stop shop to help our health care systems drive performance improvement and also to support their focus on innovating and driving innovative models in health care.

We also believe the PINC AI focus is really sort of that underpinning using our data and our technology that helps us sort of think about diversifying our revenue streams into adjacent markets, which includes working more closely with payers to automate administrative tests like prior authorization, those kinds of things. We think it’s also an opportunity for us to work more closely with life sciences companies to accelerate evidence into action.

Also for our Contigo brand to help create this technology-enabled, high-performing network concept that we’ve been talking about over the last couple of quarters. So that’s really the focus. It’s really the rebranding of all of our technology and services capabilities under that one label.

Zhilin Long—Joh. Berenberg, Gossler & Co. KG, Research Division—Analyst

Okay. Just to follow up, are you also making any changes to your go-to-market strategy? Or just in general, as we think about sales and marketing, maybe are you planning to increase the sales and marketing spend a bit?

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Fiscal 2021 Fourth Quarter Conference Call Transcript

Michael J. Alkire—Premier, Inc.—President, CEO & Director

Yes. So again, this allows us really to have a bunch of different options from a marketing standpoint, right? So we can talk about the various businesses that Craig mentioned, our growth businesses like Remitra and Contigo and those, but we can say “Powered by PINC AI.” So the message is really this underlying technology and services. Specifically as it relates to marketing, yes, we will be using — becoming much more aggressive in the social platforms, getting the message out and those kinds of things. And then we’ll obviously just continue to look at market reaction and make determination that — making a determination as to whether we need to continue to elevate our spend to get the brand out.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

And Mike, this is Craig. Iris, the only thing I would add is that we believe we’ll continue to have our focus of sort of a go-to-market approach in Salesforce that is focused on our provider market. And then we have dedicated sales efforts around our Remitra, Contigo brands to actually drive those independently to those adjacent market channels.

Operator

Our next question comes from Eric Percher with Nephron.

Eric R. Percher—Nephron Research LLC—Research Analyst

I wanted to ask a question around as we think about ‘22 as a base for long-term growth, the headwind in ‘21 from admin fees, you made it pretty clear, and it sounds like new client growth and compliance purchasing helped there. Is there a way to help size the ongoing impact into ‘22 and the weight that you’re bearing in the guidance that you provided today?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. Eric, this is Craig. I’ll be happy to handle that. So as we talked about when we gave our early view last quarter, we are — I think the headwind in ‘22 that we’re facing is the incremental slight step-up due to the small number of members that did not agree to the amended and extended agreements effective at the beginning of fiscal 2021. So that’s impacting because our administrative fee share moved, as we’ve previously articulated, from the high 40s into the low 50s. We believe that will stabilize because that will be in place once we’re through 2022, and then we’ll have a stable low 50s fee share moving forward and then get the benefit of the top line growth that we have to drive our mid- to high single-digit growth moving forward.

Eric R. Percher—Nephron Research LLC—Research Analyst

Okay. And is there — as we think about ‘22, is there any way to kind of give us a sense for the scale of that remainder versus the scale of what you’ve hit in ‘21?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. We haven’t specifically sized it because it does depend on sort of overall growth and the change. But I think based on the guidance, it — we’ll get to more low- to mid-single-digit growth in net administrative fees on a prospective basis versus a little bit more of a headwind in fiscal ‘22, given that additional sort of implication of the restructuring impacting us.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

Operator

Our next question comes from Jailendra Singh with Crédit Suisse.

Jailendra P. Singh—Crédit Suisse AG, Research Division—Research Analyst

I want to understand your fiscal ‘22 outlook a little bit better. Twelve months back, you guys did not issue your forward year guidance given the COVID-related uncertainties. The COVID situation is still fluid with electives being canceled in several parts across the country. Help us understand the visibility and confidence you have in your outlook this time compared with what you thought heading into fiscal ‘21.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. Jailendra, this is Craig. Thanks for the question. I think our perspective is that a lot more is known today broadly, even despite the Delta variant, than 12 months ago at this time. There was complete uncertainty last summer in terms of what was going to happen with the economy, what states were doing, what the federal government was going to do. We think that there’s a lot more insight and knowledge at this point in terms of how the country is handling the implications of the pandemic.

As I mentioned in my remarks, we do believe despite the spike in Delta variant at this time, despite the fact, and we are in daily interaction with our members about the implications of the variant and what it’s causing, that we believe it generally will be shorter lived than we were experiencing a year ago at this time when there was just complete uncertainty. And so that gave us a lot more confidence and ability to provide guidance for fiscal 2022. Obviously, it is subject to if things were to vary significantly from our underlying expectations or based on our ongoing interactions, our perspective is health care providers are going to continue to provide services. They’ve learned how to manage COVID patients much more effectively and continue to try and provide the other services they need to. Yes, there have been some delays in elective procedures in certain geographic parts of the country. But for the most part, we think that, that business will continue to operate. And we have seen the other parts of our business, alternate sites business and industry-type components start to come back a bit as well, whereas last year, those were still completely shut down at this point in time.

Jailendra P. Singh—Crédit Suisse AG, Research Division—Research Analyst

Okay, a fair point. And my follow-up. On the two contracts you announced yesterday, I believe, UnityPoint and

ChristianaCare, with all of the services, including maybe more so on the UnityPoint side, are those contracts being renewed under similar terms? Or have there been any changes to share back as part of the GPO side? And maybe also if you can share some high-level thoughts on what you are seeing from the business RFP pipeline perspective on the GPO side.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

I didn’t catch the last part of the question. So let me...

Jailendra P. Singh—Crédit Suisse AG, Research Division—Research Analyst

Just curious on the RFP pipeline in general for the GPO businesses, like how you’re seeing, like are you seeing a lot of activity there?

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Fiscal 2021 Fourth Quarter Conference Call Transcript

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Got it. Thank you. I appreciate the clarification. I’ll start then Mike can add any color. Relative to the recent wins of UnityPoint and ChristianaCare, we don’t get into individual contract terms. But we are excited about the opportunity that we have moving forward with those accounts on a go-forward basis. And certainly, our guidance, as we’ve talked about, in terms of overall performance and expectations around fee share are not any different as a result of the addition of those engagements.

Mike, do you want to talk about the market?

Michael J. Alkire—Premier, Inc.—President, CEO & Director

Thanks, Craig. Yes. So our pipeline remains very strong. We’ve got a couple few that are fairly close that we’re hopefully going to be announcing in the next quarter or so. It is, to answer your question, they have been sort of this all-in approach. I think what’s sort of creating differentiation in the market for Premier, obviously, is our strong foundational group purchasing and our committed programs that are driving great price points, but it’s also our investment in technology. And I think our ability to continue to deploy capital as well as make investments in technology really is sort of illuminating the opportunity that not only can we help these health care systems drive down price for products, but we could also help them become more efficient as they manage their supply chain.

And then finally, we are getting quite a bit of response from nonmember health care systems in terms of what we’re doing to diversify the supply chain and the investments that we are making both domestically, nearshore and internationally to create a more resilient supply chain. So these recent announcements with Prestige Ameritech on masks and the isolation gowns announcement as well as the most recent announcement on nitrile exam gloves, I do think continues to create differentiation for us in the marketplace. So we’re going to continue to obviously improve that strategy, grow that strategy and continue to focus on creating a more resilient supply chain.

Operator

Our next question comes from Brian Tanquilut with Jefferies.

Jack Garner Slevin—Jefferies LLC, Research Division—Equity Associate

It’s Jack Slevin on for Brian. Just wanted to focus a little bit more on Performance Services. I appreciate the color kind of breaking up the three pillars of that segment now as you see it going forward. But wanted to touch on what the organic growth outlook you guys are thinking about for that business is going forward. And perhaps kind of how you’re thinking about each of those three buckets contributing to that organic growth outlook? And then lastly, how the contribution of those buckets to organic growth is going to inform the margin profile going forward?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. I’ll start, and then Mike can add any color that you would like afterwards. So as we talked about the organic guidance for fiscal 2022 for that segment is the 5% to 11% effective growth over fiscal 2021. So the mid- to high single-digit growth that we’ve previously talked about, that segment achieving. That is comprised, as I talked about in my prepared remarks, from more kind of mid-single-digit type growth, low- to mid-single-digit type growth in the kind of core historic provider component of the business and then much higher growth in the emerging parts, Remitra, Contigo, but also our clinical decision support and Applied Sciences businesses, where I did indicate those are anticipated to grow at a 25% level in fiscal 2022. So the combination of those is what gets us to the guidance range that we’ve talked about in terms of the top line in fiscal 2021.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

Our Applied Sciences business as an example grew in excess of 25%. Our clinical decision support business grew 20%. So Remitra, brand new, but a lot of opportunity and expectations to grow that business at a very high level. So feeling very good about those newer growth areas, and the combination of those with the stable platform of the provider business is what will get us to that overall level.

In terms of overall EBITDA margins for the segment, at this point, we’re not getting to breaking down the margin profiles of the — every single piece of the business. What I will tell you, and as you would expect, is we are making investments in those earlier-stage businesses, so they do not have the EBITDA margin and profitability of the overarching core provider business. But our overall expectation is that we’ll continue to have sort of mid-30 EBITDA margins for the Performance Services business overall, incorporating the investments that we’re making into the high-growth assets on a go-forward basis.

Michael J. Alkire—Premier, Inc.—President, CEO & Director

Yes. And I think the tailwind that’s really pushing the growth within Performance Services, specifically as it relates to our health care system, is this focus towards the transition to value-based care. And really, the whole area of provider accountability on improving quality and reducing cost and incentivizing more efficient, more innovative ways to drive care. So key drivers, if you think about it, are like the Medicare Advantage programs, the Medicaid managed care plans, health insurance exchange plans and those kinds of things. So that’s sort of a tailwind that’s driving sort of the need for the technology and the services on the provider side.

In life sciences, we’re still getting significant interest in our ability to help them through real-world evidence. Also, our focus on helping them with patient identification and patient activation for post trials. From a payer standpoint, our market — we’re seeing very, very nice growth in our focus around prior authorization. As Craig said, in Contigo Health, that the whole focus on continuing to evolve the centers of excellence program and building out that high-value network of care also is creating a bit of tailwind for the growth there. And then as Craig said, our Remitra offering, even though it’s just been announced, we’ve got a couple of groups of our health care systems that are working with us to really think through what are the right service offerings and capabilities that we need to continue to evolve and develop to help them become more efficient as they’re thinking about invoicing and payments.

Jack Garner Slevin—Jefferies LLC, Research Division—Equity Associate

Awesome. I appreciate all the color there. And then just a quick follow-up on capital deployment. I appreciate that the $250 million share repurchase program is not included in the guide. Can you just talk about your appetite to utilize that share repurchase program versus kind of going after maybe inorganic growth initiatives? Or kind of how you’re thinking about the balance between those two sides of things as it relates to capital deployment going forward?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. I’ll be happy to take that. So, relative and as I mentioned in my prepared remarks, we continue to have a balanced approach with the share repurchase. We still have substantial and sufficient level of capital to grow the business, both organically and inorganically. So we will continue to look for opportunities to deploy capital to expand our capabilities and to drive future growth. And as indicated, we’ll balance that with the share repurchase.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

In terms of appetite to use it, I think our history has been when we put a share repurchase authorization in place, we have actually executed upon that. But it’s obviously subject to being done under applicable law, ability to put the plan in place, all those types of things. But our expectation is we would do that and still continue to have a focus on deploying capital to grow the business.

Operator

We have a question from John Ransom with Raymond James.

Kyle Poling—Raymond James & Associates, Inc. – Equity Research Associate

This is Kyle Poling filling in for John Ransom. Sort of going back off the prior question, can you just add some color as to your decision to not repurchase any Class A shares in fiscal ‘21? And perhaps what took priority there?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. Well, I think during fiscal ‘21, the uncertainty of the COVID pandemic really made us want to ensure that we had sufficient capital with the uncertainty of the business. So now that we’re feeling more confident in terms of future direction, we thought it was appropriate to put a repurchase back in place. And again, continue to look for opportunities to deploy capital to grow the business as well.

Operator

Our next question comes from Jessica Tassan with Piper Sandler.

Jessica Elizabeth Tassan—Piper Sandler & Co., Research Division—Research Analyst

So I think we were impressed with the Contigo revenue retention and the managed lives growth. So can you just help us understand kind of the geographic scope of that business? And then I think you guys mentioned plans to add centers of excellence capacity. So where do you feel like you have adequate density? And are you building out in response to employer demand? And should we potentially think about those build-outs as the catalyst for Performance Services growth in the back half of your fiscal year?

Michael J. Alkire—Premier, Inc.—President, CEO & Director

Yes. This is Mike. Thanks for the question. So first of all, the whole program really is nationally based. And so as we think about centers of excellence, what our focus is, is to try to continue to expand the model, meaning we want to make sure that we’re offering many centers of excellence as opposed to a singular center of excellence depending on what the disease is. So it is spread geographically over the entire country.

Now I think your question may be focused around the high-value network of care, which we are continuing to build out and evolve. And just as a quick reminder, the focus behind that initiative is to help large employers have consistent care across the entire country. And so we’re working with all of our health care systems where we think that there might be some gaps to continue to help them evolve and working very closely with, obviously, employers and what their needs are and those kinds of things, and providing them insights and technology and performance improvements capability to help them become part of that high-value network of care. But to specifically answer your question, it’s spread across the entire country from a geographic standpoint.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. And Mike, the only color I would add to her question about sort of front half, back half of the year is the nature of an employee benefits business. Many do operate on a calendar year basis. So we would generally expect that you will see a ramp up in the back half of our fiscal year as some of the new lives come under management that have already been procured, but they won’t start until January 1.

Operator

Our next question comes from Eric Coldwell with Baird.

Eric White Coldwell—Robert W. Baird & Co. Incorporated, Research Division—Senior Research Analyst

At least compared to our model, it looks like some of the supply chain services EBITDA performance came from direct sourcing. You did cite direct sourcing as an upside driver of profit in the quarter. I was hoping you could expand on that, talk about maybe the margin profile of direct sourcing in the quarter, rank the drivers of upside perhaps relative to your expectations on the profit side there. And then talk about if there’s anything unusual either on the timing side, the matching of procurement versus sales, et cetera, mix, if there was anything unusual that drove that upside in the quarter. In other words, things that may be unsustainable on the margin side of direct sourcing the product business.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. I’ll be happy to address that. We did see improvement, as I indicated, in direct sourcing given the ramp-up in business and margin improvement. We did have, earlier in the year in the height of the pandemic, we were doing everything we could to ensure that members had supply. There were some higher freight charges trying to get things here and all those kinds of things that impacted us earlier in the year, but we continued to improve upon our kind of operational oversight of the business and did see an improvement back to sort of mid-single digit EBITDA margins in that business in Q4, Eric. So there was a step up there at the end of the year.

I think on a go-forward basis, we would continue to expect that to be a low to mid-single-digit EBITDA margin business as we are looking to have it be clearly profitable. But our strategy has continued to be not to look to actually, I’ll say, gouge or make excess profits off our members with products that we directly contract manufacture for. It is really an extension of our Supply Chain Services’ overall strategy to really take costs down for health care providers. And so we’ll continue to focus on that. And yes, it did offset lower EBITDA that we saw in the GPO given the impact of the pandemic and the restructuring that we undertook during the year.

Eric White Coldwell—Robert W. Baird & Co. Incorporated, Research Division—Senior Research Analyst

If I could jump in with another one here. It’s a tougher question to ask because I’m not really sure directionally how to lay it out. But we’re looking at — I think admin fee guidance for fiscal ‘22 is maybe below Street expectations. Performance Services revenue looks to be in line or below Street expectations. And you just — as you just said, the direct sourcing profit was a little better in 4Q, comes back down to low single digits maybe in fiscal ‘22. You’re making a lot of investments. So with all of that framework, your EBITDA guidance actually aligns very well with the majority of analysts. And I’m just — I’m wondering what — how you get there. What’s the ability to get to the EBITDA guidance that aligns with the Street when several areas we could point to seem to be perhaps a bit below expectations, at least compared to the majority of analyst models?

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Fiscal 2021 Fourth Quarter Conference Call Transcript

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

This is Craig. So relative to our business, we feel confident in the expectations for fiscal 2022 and our ability to deliver the guidance ranges that we’ve provided. We clearly will focus on every potential opportunity to grow the top line more than we have provided in our guidance ranges. But we’re going to continue to focus on making the key investments in the areas that we need to, to drive future growth, while also looking for opportunities to be as efficient and effective in the more core base parts of the business that aren’t growing at as fast of a clip, to ensure that we continue to deliver the expected profitability of the business on a go-forward basis.

Eric White Coldwell—Robert W. Baird & Co. Incorporated, Research Division—Senior Research Analyst

So Craig, is it safe to say that maybe some cost actions or just better productivity efficiency in the core is offsetting some of these investments and maybe that’s the hidden piece that we’re missing?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Correct.

Operator

Our next question comes from Stephanie Davis with SVB Leerink.

Stephanie July Davis—SVB Leerink LLC, Research Division—MD of Healthcare Technology and Distribution

First off, I was hoping you’d tell us more about the end markets for PINC AI. So you’ve touched on some of the markets outside provider, but I was hoping you can maybe get more granular and rank the sizing and the stages for each of the payer, life sciences and employer end markets. Because that feels like a pivot from where you guys have historically been.

Michael J. Alkire—Premier, Inc.—President, CEO & Director

Yes. First, thanks for the question, Stephanie. So obviously, Craig went through the growth numbers for all the businesses. I think Contigo Health, if we could just start there, we think that, obviously, the whole PINC AI capability — that technology enablement, the ability to truly write potential protocols into the workflow really is going to differentiate the way that we think that centers of excellence will continue to expand. It will also help our health care systems to participate in those high-value networks. So we think there’s sort of an opportunity for revenue growth associated with selling additional technology and services to support our health care systems, but also we think that Contigo is going to have, obviously, a differentiated offering to help health care systems work more closely with employers. So I would start there.

I would also then I’d go to Craig mentioned Remitra. I think as we think about the Remitra offering, we continue to talk about it as an efficiency play for our health care systems to help them become more efficient as they’re dealing with their invoicing and their payment functionality. Health care systems become more complex. It’s very, very hard to manage invoices across not only their acute settings, but their nonacute settings, their affiliations and all those kinds of things. So we think that this technology enablement is going to allow for the centralized capability to manage invoicing. So obviously, we think that’s going to be a key differentiator that’s going to allow us also penetration into non-Premier members, right, to then begin to potentially sell our services and capabilities as well.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

And then Remitra also has a significant value towards the suppliers that are part of that network, because at their fingertips, as we build out these portals, they’re going to be able to see what kinds of products have been sold where, to which health systems and the value and those kinds of things and have that information at their fingertips. So we believe there’s growth, obviously, from a revenue standpoint with our health care systems. And then finally, also with the suppliers.

And then Craig also mentioned our life sciences business. We do think our technology is very, very unique, our capabilities are very unique to help with this real-world evidence. And as far as continuing to launch new discovery, new therapies, the need for real-world evidence, we think, is going to create a tailwind for that part of our business. And then the whole area of patient identification, because of the uniqueness of our technology and our ability to, at the point of care between the physician and the patient, as they’re talking about what are those next steps from a protocol standpoint to manage the disease, one of the opportunities might be to participate in a trial. And we think that, that’s very, very unique to our capabilities as well.

Stephanie July Davis—SVB Leerink LLC, Research Division—MD of Healthcare Technology and Distribution

And I guess a follow-up on that. How deep are you in some of these other end markets? Like you already have life sciences clients that are using real-world evidence side of the world. Or is that something you’re currently selling right now? What stage are these businesses?

Michael J. Alkire—Premier, Inc.—President, CEO & Director

So life sciences is probably a couple of years old. So we have a lot of that capability that’s been — we’ve been working with large life sciences companies over the last couple of years. Remitra is a bit more nascent, I would say, in the last probably six to eight months. Having said that, the product, the technology that we bought, IDS, has been out in the market for the last few years. So we want to continue to leverage those toeholds into some of those customers and continue to build out that functionality. And then Contigo, I think, Stephanie, you’re aware, we’ve been focused on that for the last couple, three years in terms of building out our capabilities.

Stephanie July Davis—SVB Leerink LLC, Research Division—MD of Healthcare Technology and Distribution

Super helpful. Can I sneak in a quick modeling one for Craig?

Michael J. Alkire—Premier, Inc.—President, CEO & Director

Sure.

Stephanie July Davis—SVB Leerink LLC, Research Division—MD of Healthcare Technology and Distribution

There’s obviously a ton of moving pieces in the ‘22 guidance in the SCS side. If we just look at it on a more normalized basis, ex PPE and ex GPO agreement headwinds, how would that bridge to your long-term mid- to high single-digit growth target? Is it in that guidance range? Is it out of it, below it? Help me think about that.

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Fiscal 2021 Fourth Quarter Conference Call Transcript

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. It’s a good question. So I think we haven’t changed what we’ve historically said that if you were to sort of strip out the implications of COVID we’ve been dealing with for the past 1.5 years, on a normal year, post- restructuring, everything behind us, the GPO business and supply chain will grow low- to mid-single digits and direct sourcing normalized back to pre-COVID levels would grow at high single to low double-digit level. And the combination of those gets you to the mid- to high single-digit guidance that we’ve bridged. And so that’s — if you think about the direct sourcing business, absent COVID, was about a $200 million to $220 million, $230 million business pre-COVID. If that had grown sort of 8% to 10% a year, that’s what it would have done this year absent COVID. And then absent COVID, that’s what it would do in the future on a go-forward basis.

Operator

We have a question from Richard Close with Canaccord Genuity.

Richard Collamer Close—Canaccord Genuity Corp., Research Division—MD & Senior Analyst

Yes. A lot of the questions have been asked. But Mike, I’m just curious, as some of these newer businesses, life sciences, the center of excellence and whatnot, grow. I’m curious, have you guys thought ever about monetizing those in terms of maybe spinning them out? Or anything along those lines?

Michael J. Alkire—Premier, Inc.—President, CEO & Director

We’re always looking at ways to create total shareholder value. And we’ve had, obviously, conversations over the last couple of years with the Board to really figure out what’s the best structure to create the most amount of total shareholder return.

Operator

That’s all the time we have for questions. This concludes today’s conference call. Thank you for participating. You may now disconnect.